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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CAREER EDUCATION CORPORATION

(Name of Registrant as Specified In Its Charter)

Steve Bostic

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following investor presentation replaces in its entirety the investor presentation filed with the Commission on March 24, 2005]

Stockholder Proposals for Career Education Corporation Restoring Investor Confidence in CEC through Corporate Governance Reform

Overview of Stockholder Proposals Steve Bostic, a major CEC stockholder, has notified CEC that he intends to present three stockholder proposals to be voted on at CEC's Annual Meeting on May 20, 2005: Declassify the Board of Directors Empower Stockholders to Call a Special Meeting Repeal CEC's Poison Pill

Additional Proxy Items In addition to the three stockholder proposals, Mr. Bostic's definitive proxy statement, which will be mailed to stockholders: Will ask all stockholders to withhold authority to vote for CEC's director nominees Will recommend voting "FOR" ratification and appointment of E&Y as CEC's independent auditors

The Need for Good Corporate Governance I believe that corporate governance is a value driver in today's marketplace: Corporate governance studies indicate that good governance increases stockholder value[1] Enron, WorldCom and other recent corporate scandals have triggered new corporate governance expectations Investors, interest groups and regulators expect new levels of legal and credibility standards for directors as corporate overseers and financial stewards Corporate governance groups such as Glass-Lewis & Co. and ISS and key institutional shareholders like TIAA-CREF historically have supported the types of corporate governance reforms embodied in these stockholder proposals [1] See, e.g. Lawrence D. Brown and Marcus L. Caylor, "Corporate Governance and Firm Performance" (available via download from http://www.issproxy.com/governance/whitepapers.jsp),

Recent Adverse Events at CEC Complaints to accreditation agencies, including ACICS and SACS Accreditation warnings and schools placed on probation Multiple class-action lawsuits Derivative lawsuits SEC, DOJ and DOE investigations

Bostic Stockholder Proposals Declassify the Board of Directors Empower Stockholders to Call a Special Meeting Repeal CEC's Poison Pill

Declassify CEC's Board of Directors Rationale: Make CEC's directors more accountable to the stockholders Give stockholders the opportunity to vote on the election of each director annually Annual indication of approval or disapproval of the performance of the Board

Empower Stockholders to Call a Special Meeting Rationale: Increase stockholder ability to hold the Board of Directors and CEC's management accountable Facilitate stockholder ability to exercise oversight in an expedient manner by giving the ability to remove directors or initiate a stockholders' resolution without having to wait for the next scheduled annual meeting

Repeal CEC's Poison Pill Rationale: Poison Pill shifts voting rights away from stockholders to management on matters pertaining to the sale of the Company CEC's decision to circumvent stockholder approval when it adopted its poison pill is contrary to widely accepted notions of fundamental stockholder rights

"Unlock" Control of CEC & Restore Investor Confidence I believe that these proposals will improve long- term investor confidence in CEC's Board by: Ensuring that the Board is "stockholder friendly" Improving Board accountability to stockholders Fostering a corporate culture dedicated to meeting today's high corporate governance expectations

CEC Position on Proposals Currently, CEC is not allowing the CEC stockholders to vote "FOR" or "AGAINST" Mr. Bostic's stockholder proposals Instead, CEC is proposing to exercise its "discretionary authority" to vote "AGAINST" Mr. Bostic's proposals on all CEC blue proxy cards submitted by stockholders

Requested Stockholder Action Upon receipt of my definitive proxy materials, vote the WHITE proxy card: In favor of all three stockholder proposals To withhold Authority to vote on CEC director nominees To ratify E&Y as independent auditor Send letter to CEC directors in support of these proposals

Conclusion I believe that removing CEC's anti-takeover devices will: Restore stockholder confidence Provide a signal to the investor community of CEC's commitment to good governance practices Attract significant new investment Impose the management and Board accountability necessary to ensure that a good performance record is established and maintained Ultimately increase stockholder value and stabilize the stock price

IMPORTANT INFORMATION On March 23, 2005, and as supplemented and amended on April 13, 2005, Mr. Bostic filed a preliminary proxy statement with the Securities and Exchange Commission relating to his solicitation of proxies from stockholders of Career Education Corporation ("CEC") with respect to CEC's 2005 Annual Meeting scheduled for May 20, 2005. Mr. Bostic will file with the Commission, and will furnish to CEC stockholders, a definitive proxy statement regarding his solicitation of proxies from CEC stockholders with respect to the 2005 Annual Meeting. Mr. Bostic also may file additional proxy solicitation materials. MR. BOSTIC ADVISES ALL CEC STOCKHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY SOLICITATION MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Mr. Bostic's preliminary proxy statement is, and the definitive proxy statement and other proxy solicitation materials will be, available for free at the Securities and Exchange Commission's Internet web site at www.sec.gov. You may also obtain a free copy of Mr. Bostic's definitive proxy statement, when it becomes available, and other proxy solicitation materials by writing to Mr. Bostic at 70 Gruber Lane, Suite 250, St. Simons Island, Georgia 31522-2862.

PARTICIPANT INFORMATION Mr. Bostic has an interest in the solicitation of proxies with respect to the 2005 Annual Meeting of CEC arising from his beneficial ownership of the common stock of CEC. Mr. Bostic is the beneficial owner of 1,081,340 shares of CEC common stock.